April 14, 2023
Dear Shareholder:
You are cordially invited to attend the 2023 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) on Tuesday, May 16, 2023, at 5:30 p.m., local time.  The meeting will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue in Dixon, California.
At the meeting, shareholders will be asked to elect as directors the eleven individuals nominated by the Board of Directors, approve adoption of an amendment to Article 4 of the Company’s – Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance and to remove now-inoperative language authorizing preferred stock in connection with the US Department of Treasury’s Capital Purchase Program, approve a non-binding advisory proposal on the compensation of the Company’s named executive officers, vote on a non-binding advisory proposal regarding the frequency of shareholder votes on executive compensation, and to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, and to address such other matters as may properly come before the Annual Meeting or any adjournment thereof.  The accompanying Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm, and other matters regarding the Annual Meeting.  Included with this Proxy Statement is the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
The Board of Directors recommends that you vote “FOR” the election of the eleven directors nominated.  The Board of Directors recommends that you vote FOR” approval of an amendment to Article 4 of the Company’s Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance and to remove now-inoperative language authorizing preferred stock in connection with the Capital Purchase Program.  As discussed more fully in this Proxy Statement, this proposal will not have any immediate effect on the rights of existing shareholders, including preemptive rights under the Company’s Articles, and does not change the number of shares of Common Stock that have been authorized for issuance under the Company’s stock incentive plans. The Board of Directors also recommends “FOR” approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers, selection of the “THREE YEAR” option on a non-binding advisory proposal regarding the frequency of shareholder votes on executive compensation, and “FOR” ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023
It is very important that as many shares as possible be represented at the meeting.  Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible.  So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend in person by completing the bottom portion of the proxy form.
We look forward to seeing you at the meeting on May 16th.

Sincerely,

Jeremiah Z. Smith
President and Chief Executive Officer
Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 16, 2023
To the Shareholders of First Northern Community Bancorp:
The 2023 Annual Meeting of Shareholders of First Northern Community Bancorp (the “Company”) will be held at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 16, 2023, at 5:30 p.m., local time, to:
1.
Elect the following eleven (11) directors, each to serve until the next Annual Meeting of Shareholders, until their successors are elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 75th birthday):

Patrick R. Brady Richard M. Martinez Mark C. Schulze
John M. Carbahal                                                           Foy S. McNaughton                                                       Jeremiah Z. Smith
Gregory DuPratt Sean P. Quinn                                                                 Louise A. Walker
Barbara A. Hayes                                                           Daniel F. Ramos
2.
Approve the adoption of an amendment to Article 4 of the Company’s Amended Articles of Incorporation to increase the number of shares of common stock authorized for issuance and to remove now-inoperative language authorizing preferred stock in connection with the US Department of Treasury’s Capital Purchase Program.

3.	Approve a non-binding advisory proposal on the compensation of the Company’s named executive officers.
4.	Vote on a non-binding advisory proposal regarding the frequency of shareholder votes on executive compensation.
5.
Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the fiscal year ending December 31, 2023.

6.	Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Shareholders of record at the close of business on March 31, 2023, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
You are strongly encouraged to complete, sign, date and return as promptly as possible, the accompanying proxy card in the return envelope provided for your use.  The giving of such proxy will not affect your right to revoke such proxy prior to or during the meeting.
BY ORDER OF THE
BOARD OF DIRECTORS

Patrick R. Brady Chairman of the Board	Jeremiah Z. Smith President and Chief Executive Officer

Dated:  April 14, 2023

Table of Contents

2023 Annual Meeting Of Shareholders	1
Voting Rights and Vote Required	2
Voting of Proxies—Quorum	3
Revocability of Proxy	3
Proposal 1 Nomination and Election of Directors	3
Nominees	4
Board Oversight of Risk Management	8
Committees of the Board of Directors of the Company and the Bank	8
Report of the Compensation Committee	11
Board of Directors Meetings	12
Director Independence	12
Director Compensation	13
Report of the Audit Committee	16
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm	17
Security Ownership of Certain Beneficial Owners and Management	18
Executive Officers	19
Executive Compensation	19
Narrative to Summary Compensation Table	22
2022 Outstanding Equity Awards at Fiscal Year-End	28
Proposal 2 Approval of Amendment to Article 4 of the Company’s Amended Articles of Incorporation to Increase the Number of Shares of Common Stock Authorized for Issuance and to Remove Now-Inoperative Language Authorizing Preferred Stock in Connection with the US Department of Treasury’s Capital Purchase Program	31
Proposal 3 Approval of a Non-Binding Advisory Proposal on the Compensation of our Named Executive Officers	33
Proposal 4 Non-Binding Advisory Vote Regarding the Frequency of Shareholder Voting on Executive Compensation	34
Proposal 5 Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm	35
Transactions with Related Persons	36
Insider Lending Policy	36
Delinquent Section 16(A) Reports	36
Information Available to Shareholders	36
Shareholder Proposals	37
Other Matters	38

FIRST NORTHERN COMMUNITY BANCORP
195 North First Street, Dixon, California 95620
PROXY STATEMENT
2023 Annual Meeting Of Shareholders
This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (the “Company”) in connection with the solicitation of proxies to be used in voting at the 2023 Annual Meeting of Shareholders of the Company to be held on May 16, 2023, at First Northern Bank’s Operations Center located at 210 Stratford Avenue, Dixon, California, at 5:30 p.m., local time, and at any adjournment or postponement thereof.  The solicitation of proxies in the form accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company.  It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.
It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 12, 2023.
A proxy for the Annual Meeting is enclosed.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to our Corporate Secretary at 195 North First Street, Dixon, California 95620.  In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.
The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to serve as a director in lieu of a bona fide nominee named herein, if such nominee is unable or unwilling to serve.
UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF THE ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF APPROVAL OF AN AMENDMENT TO ARTICLE 4 OF THE COMPANY’S AMENDED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE AND TO REMOVE NOW-INOPERATIVE LANGUAGE AUTHORIZING PREFERRED STOCK IN CONNECTION WITH THE US DEPARTMENT OF TREASURY’S CAPITAL PURCHASE PROGRAM, IN FAVOR OF THE NON-BINDING PROPOSAL ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, IN FAVOR OF ‘EVERY THREE YEARS’ FOR THE NON-BINDING ADVISORY PROPOSAL REGARDING THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION, AND IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023, AND IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.

Voting Rights and Vote Required
Only shareholders of record at the close of business on the record date of March 31, 2023, will be entitled to vote in person or by proxy at the Annual Meeting.  On the record date, there were 14,735,607 shares of our common stock outstanding.
Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of directors, under California law and the Bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights for the election of directors and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company’s Bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company’s Bylaws.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors.  Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.
The vote required to approve each proposal is as follows:
1.
In the election of directors, the eleven nominees receiving the highest number of votes will be elected.  It is required that all shareholders who hold their shares in “street name” provide voting instructions for nominees as brokerage firms, banks and other such nominees no longer have discretionary authority to vote your shares for you; therefore, we respectfully request that you provide voting instructions to your broker, bank or other nominee if your shares are held in “street name”.

2.
Approval of an amendment to Article 4 of the Company’s Amended Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance and to and to remove now-inoperative language authorizing preferred stock in connection with the US Department of Treasury’s Capital Purchase Program will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

3.
Approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

4.
Approval of a non-binding advisory proposal on the frequency of the shareholder votes on executive compensation will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

5.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

As discussed more fully below under “Proposal 2”, the proposed amendment to Article 4 of the Company’s Amended Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance will not have any immediate effect on the rights of existing shareholders, including preemptive rights under the Company’s Articles, and does not change the number of shares of Common Stock that have been authorized for issuance under the Company’s stock incentive plans.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.  Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.  If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Your broker or other nominee has discretionary authority to vote your shares on the ratification of Moss Adams LLP as our independent auditor.  Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as independent registered public accounting firm.  If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

Voting of Proxies – Quorum
The shares of common stock of the Company represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the shareholders’ choices specified therein; where no choices have been specified, the shares will be voted “FOR” each of the eleven (11) nominees for director recommended by the Board of Directors, “FOR” approval of an amendment to Article 4 of the Company’s Amended Articles of Incorporation to increase the number of shares of Common Stock authorized for issuance and to remove now-inoperative language authorizing preferred stock in connection with the US Department of Treasury’s Capital Purchase Program, “FOR” approval of a non-binding advisory proposal on the compensation of the Company’s named executive officers, “FOR” approval of a non-binding advisory proposal on the frequency of the shareholder votes on executive compensation, “FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023, and at the proxyholder’s discretion on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).  A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Annual Meeting.
Abstentions and broker “non-votes” are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.
Revocability of Proxy
A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at our executive offices located at 195 North First Street, Dixon, California 95620, or by appearing and voting by ballot in person at the Annual Meeting after advising the Chairman of the shareholder’s intention to do so.
Proposal 1
Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect eleven (11) directors of the Company, each to hold office until the next annual meeting, until their successors shall be elected and qualified, or until an individual director has reached the mandatory retirement age of 75 years (or, if approved by the Board of Directors, at the adjournment of the first meeting of the Board of Directors following his or her 75th birthday).  It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the eleven (11) nominees named below. The eleven (11) nominees consist of all the incumbent directors of the Company.

The Board of Directors does not anticipate that any of the nominees will be unable or unwilling to serve as a director of the Company, but if that should occur before the Annual Meeting, the proxyholders, in their discretion, upon the recommendation of the Company’s Board of Directors, reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable or unwilling to serve.  The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees
The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.
Name	Age	Position With The Company	Director of Bank Since	Director of The Company Since
Patrick R. Brady	70	Director	2013	2013
John M. Carbahal	68	Director – Vice Chairman of the Board	1996	2000
Gregory DuPratt	69	Director	1996	2000
Barbara A. Hayes	59	Director	2016	2016
Richard M. Martinez	67	Chairman of the Board	2011	2011
Foy S. McNaughton	72	Director	2000	2000
Sean P. Quinn	66	Director	2016	2016
Daniel F. Ramos	65	Director	2020	2020
Mark C. Schulze	52	Director	2017	2017
Jeremiah Z. Smith	47	President, Chief Executive Officer, and Director	2023	2023
Louise A. Walker	62	Director	2011	2011

Patrick R. Brady retired as Chief Executive Officer of Sutter Roseville Medical Center in 2018.  He had been involved with Sutter since 1981.  Prior to assuming his role at Sutter Roseville, Mr. Brady served as the Chief Executive Officer of Sutter Solano Medical Center (SSMC) for approximately six and a half years.  Prior to SSMC, he served in a variety of executive level positions with Sutter Health in the greater Sacramento Area and in hospital management in Los Angeles, California and Tucson, Arizona.  Mr. Brady has a Bachelor of Science degree in Public Administration from the University of Arizona and a Master’s degree in Hospital Administration from the University of Minnesota.  His professional activities include leadership roles in healthcare associations and advocacy groups.  He has participated actively in local and regional affairs through a variety of community boards.  Mr. Brady’s service on boards both in the private and public sectors, and experience as a Chief Executive Officer, has provided him with extensive knowledge and experience in financial management, corporate governance, and risk management.  Mr. Brady is Chairman of the Board and the Nominating and Corporate Governance Committee, and a member of the Bank’s Asset/Liability, Compensation, and Loan Committees.
John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation.  Mr. Carbahal received his undergraduate degree in Business Administration – Accounting from California State University, Chico, and his Master of Business Administration from Golden Gate University.  He is currently a member of the American Institute of Certified Public Accountants, as well as the California Society of Certified Public Accountants.  He is very involved in the community as a member of the Winters Rotary Club.  He is a past board member of the Yolo County Land Trust, and past president of the Winters Rotary Club and the Yolo County Chamber of Commerce.  Mr. Carbahal’s service on boards both in the private and public sectors, and his experience as a Certified Public Accountant and owning his own company, has provided him with extensive knowledge and experience in financial management, corporate governance, risk management, and auditing.  Mr. Carbahal is Chairman of the Bank’s Audit Committee, and a member of the Bank’s Asset/Liability, Loan, and Nominating and Corporate Governance Committees.
Gregory DuPratt served as Vice President/Sales Manager of Ron DuPratt Ford until 2014.  The Dixon automobile dealership and family business was established in 1956.  Prior to becoming Vice President, Mr. DuPratt worked in all phases of the dealership from the repair shop to accounting, sales, and sales management.  Mr. DuPratt graduated with honors from the University of Southern California with a Master of Business Administration.  He is involved in the community as a member of the Dixon Rotary Club (past President), Chamber of Commerce Board Member, Silveyville Cemetery District Board Member, and numerous Ad Hoc Committees.  Mr. DuPratt’s management and marketing experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance, marketing, and management.  Mr. DuPratt is a member of the Bank’s Asset/Liability, Compensation, Loan, and Nominating and Corporate Governance Committees.
Barbara A. Hayes is the Chief Economic Development Officer at Rural County Representatives of California (RCRC).  RCRC represents 40 member counties, championing policies and promoting economic development that strengthens rural economies across California.  She is past President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO), an economic development organization and business recruiter serving the six-county Sacramento Region.  Ms. Hayes served 14 years as President and CEO, and six years as Deputy Director, of SACTO.  Prior to joining SACTO, Ms. Hayes held positions with the California Trade and Commerce Agency.  She has extensive knowledge and experience with strategic visioning and planning, economic development, public policy and legislative relations, marketing, and corporate communications.  Ms. Hayes holds a Bachelor of Arts in International Relations and Economics from the University of California, Davis.  She also completed coursework in accounting and business law at Sacramento State University and holds a Public Service Ethics Certificate.  Ms. Hayes serves as a corporate director with California Statewide Certified Development Corporation.  Ms. Hayes is a member of the Bank’s Asset/Liability, Compensation, Information Services Steering and Loan Committees.
Richard M. Martinez is a partner in Triad Farms, a diversified row crop farm that operates property in Solano and Yolo Counties.  He has been responsible for the financial management of the farming operations for over 30 years.  From 1981 to 1985, Mr. Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations.  Mr. Martinez received a Bachelor of Science Degree in Agriculture from California State University, Chico.  He served for 20 years as a director for the Dixon Resource Conservation District and also served as the Chairman for the Dixon Joint Powers Authority for regional drainage.  Mr. Martinez remains active in many agricultural and natural resources related associations and advisory committees.  His experience in the management of both private and public sectors in the region has provided him with extensive knowledge of the local agriculture community.  Mr. Martinez is a member of the Bank’s Compensation, Loan, and Nominating and Corporate Governance Committee Committees.

Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers, a group of community newspapers that includes the Davis Enterprise, Daily Republic (Fairfield), Mountain Democrat (Placerville), Winters Express, and Life Newspapers (El Dorado County).  He has held this position since 1985 and also operates as the company’s CFO.  His newspapers employ over 250 people in the local area.  Mr. McNaughton has served on the board of directors of many community groups such as the Davis and Fairfield Chambers of Commerce and Rotary Clubs.  He is past president of the Travis Regional Armed Forces Committee, Sutter Davis Hospital, and the Fairfield Community Services Foundation.  He has been a resident of Davis, California since 1973.  Mr. McNaughton’s service on boards of both private and public sector companies has provided him with broad financial knowledge and experience in marketing and advertising and extensive operational and oversight management.  Mr. McNaughton is the Chairman of the Bank’s Loan Committee and a member of the Bank’s Audit, and Information Services Steering Committees.
Sean P. Quinn is the former City Manager for the City of Fairfield, where he served from 2007 to 2014 (and as Interim City Manager in 2019).  Prior to that, Mr. Quinn was the Director of Community Development for the City of Fairfield, where he oversaw planning, economic development, redevelopment, real estate, housing, business financing, and development planning/review.  Mr. Quinn has owned his own small business and worked for a firm that provided small business lending and industrial, commercial, and residential development.  Mr. Quinn has also worked in economic forecasting.  In 2021, Mr. Quinn served as the Interim President/CEO of Solano Economic Development Corporation.  Mr. Quinn received a Bachelor of Arts degree in Business Economics from University of California, Santa Barbara and did his graduate work in business at Chico State.  Mr. Quinn is a founding member and past president of the California Association for Local Economic Development, past chair of the State of California Economic Development Loan Advisory Committee and past president of the Solano Land Trust.  Mr. Quinn is the past chair of the board at Paradise Valley Estates and is a past president and current board member of the Fairfield Community Services Foundation and serves on the North Bay Health Advantage Board.  Mr. Quinn’s experience as City Manager and service on boards of both private and public sector companies has provided him with broad financial knowledge, and experience in housing and real estate development, economic development, and risk management.  Mr. Quinn is Chairman of the Bank’s Compensation Committee and a member of the Bank's Audit, Loan, Nominating and Corporate Governance and Profit Sharing Committees.
Daniel F. Ramos has been involved in the commercial real estate industry in the Sacramento region for over 38 years. As Vice President of Ramco Enterprises/Ramco Properties LP., a Yolo County based real estate development company, he has been involved in all aspects of real estate development services including project management, financing, leasing, income property sales, joint venture structuring and negotiations, property management, and commercial construction. As President of Ram Properties, Inc., he has also been involved in real estate sales connected with that company.  Mr. Ramos holds a Bachelor of Science in Business Administration – Real Estate Finance from the University of Southern California. In addition to serving on the First Northern Boards, Mr. Ramos has served, or is serving, on the boards of Sacramento Metro Chamber of Commerce, West Sacramento Foundation, West Sacramento Economic Advisory Commission, Explorit! Science Center, Crocker Art Museum, Yolo Food Bank, and SACTO. He is also serving as trustee of Reclamation District 900 and Reclamation District 827, and is past president of the Sutter Club, West Sacramento Chamber of Commerce, and West Sacramento Rotary Club.  Mr. Ramos’ service on boards both in the private and public sectors and his experience in land development has provided him with extensive knowledge and experience in marketing, real estate development, and management.  Mr. Ramos is a member of the Bank’s Audit, Asset Quality and Loan Committees.
Mark C. Schulze is the Chief Strategy Officer of TSX Entertainment, an entertainment technology company.  Mr. Schulze is a co-Founder of Clover Network, Inc.  Clover is a leading payments processor and now a subsidiary of Fiserv, the world’s largest payment processor and one of the largest credit card issuers.  Mr. Schulze has been active in technology and financial services related companies for over 20 years.  Mr. Schulze is also an active investor and limited partner in a number of technology funds and serves as an advisor to companies within Orange’s technology incubator (France Telecom) as well as to companies within the 500 Startups portfolio.  Mr. Schulze graduated from Bowdoin College with a Bachelor of Arts degree in Government.  He has been a long-time shareholder of the Company.  Mr. Schulze’s experience with both private and public companies has provided him with extensive knowledge and experience with payments, marketing, and management.  Mr. Schulze is a member of the Bank’s Audit and Information Services Steering Committees.

Jeremiah Z. Smith has served as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, First Northern Bank, since January 1, 2023.  He served as Senior Executive Vice President and Chief Operating Officer of First Northern from 2014 to 2022 and Executive Vice President and Chief Financial Officer from 2010 to 2014.  Mr. Smith joined the Bank in 2003, was named Assistant Controller in 2005 and was promoted to Senior Vice President and Corporate Controller soon after.  Mr. Smith received a Bachelor of Science in Business Administration with a concentration in Finance from California State University, Sacramento.  In 2008, Mr. Smith graduated from the Pacific Coast Banking School at the University of Washington in Seattle.  Mr. Smith is a member of the American Bankers Association (ABA) Bank Pac and Payment Systems Administrative Committees, a member of the California Bankers Association (CBA) Board, member and past chairman of CBA’s State Government Relations Committee and a member of CBA’s Agricultural, Membership, and Federal Government Relations Committees.  Mr. Smith is a board member for the Greater Sacramento Economic Council, Solano Economic Development Corporation, and the West Sacramento Chamber of Commerce.  Mr. Smith serves as chairman of the Community Reinvestment Coalition.  He is also a member of the Rotary Club of West Sacramento.  He served as Honorary Commander of Travis Air Force Base from 2014 to 2016.  Mr. Smith’s extensive service as a board member of both private and public organizations has provided him with extensive knowledge and experience in the banking industry, financial management, risk management, and corporate governance.  Mr. Smith is a member of the Bank’s Asset/Liability, Asset Quality, Loan, Information Services Steering, and Profit Sharing Committees.
Louise A. Walker served as President and Chief Executive Officer of the Company and its wholly-owned subsidiary, First Northern Bank from 2011-2022.  Ms. Walker joined First Northern Bank in 1979 and became a member of Senior Management in 1989.  During her career, she held a variety of positions, including Head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting, and Finance.  Prior to assuming the position of President and Chief Executive Officer, Ms. Walker held the position of Senior Executive Vice President/Chief Financial Officer for 14 years.  She has a Bachelor of Arts degree in Management from Saint Mary’s College of California.  Ms. Walker is a board member of Pacific Coast Bankers Bank and treasurer and member of the Executive Committee of Valley Vision Board of Directors. Ms. Walker is also a member of American Banker Association’s Investment Advisory Committee and vice president of Lambda Alpha International, Sacramento Chapter and board member of the Sutter Club.  She is also a member of the Finance Committee of Western Bankers Association and Yolo Food Bank. She is past treasurer of American Bankers Association Board of Directors and is past Chairwoman and a member of the Board of Directors of the California Bankers Association (now the California state and federal advocacy division of the Western Bankers Association), past board member of the Yolo Food Bank Board, a past board member of Roseville Community Development Corporation, a member of Dixon Rotary, and past president of Soroptimist International of Dixon. Ms. Walker’s extensive service as a board member of both private and public organizations has provided her with extensive knowledge and experience in the banking industry, financial management, risk management, corporate governance, and marketing. Ms. Walker is a member of the Bank’s Asset/Liability, Loan, Information Services Steering, Asset Quality and Profit Sharing Committees.
None of the Directors of the Company was selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such.  There are no family relationships between any of the directors, and none of the directors serve as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.
Your Board of Directors Recommends a vote “FOR”
the election of the eleven directors nominated.

Board Oversight of Risk Management
The Board of Directors of the Bank is engaged in Bank-wide risk management oversight, which constitutes substantially all of the assets of the Company.  The Board of Directors of the Bank relies upon the Chief Executive Officer to supervise day-to-day risk management and bring to its attention the most material risks to the Bank.  The Chief Executive Officer provides reports directly to the Board of Directors of the Bank and certain of its committees, as appropriate.  Directors may also from time to time rely on the advice of outside advisors and auditors provided they have a reasonable basis for such reliance.
The Board of Directors of the Bank also delegates certain oversight responsibilities to its Board committees.  The full Board of the Bank considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their area of responsibility.  For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company and the Bank, the Audit Committee provides risk oversight with respect to our financial statements and our internal controls over financial reporting.  For a description of the functions of the various committees of the Board, see “Committees of the Board of Directors of the Company and the Bank” below.
Committees of the Board of Directors of the Company and the Bank
The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions.  However, the Board of Directors of the Bank has several standing committees, as discussed below, including Audit, Compensation, Loan, and Nominating and Corporate Governance committees, which perform the functions of such committees for the Company.  The Directors of the Company are also Directors of the Bank.  As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis.  The Audit Committee and the Compensation Committee have charters which are available for review on the Bank’s website at www.thatsmybank.com.
The Bank has a standing Asset/Liability Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Jeremiah Z. Smith, and Louise A. Walker.  Kevin Spink, Executive Vice President and Chief Financial Officer is the Asset/Liability Committee Chairman.  The Asset/Liability Committee reviews and oversees the management of the Bank’s assets and liabilities.  The Asset/Liability Committee held 4 meetings in 2022.
The Bank has a standing Audit Committee composed of John M. Carbahal, Foy S. McNaughton, Sean P. Quinn, Daniel F. Ramos, and Mark C. Schulze.  John M. Carbahal is the Audit Committee Chairman.  The Audit Committee reviews and oversees the audit results for the Bank and our internal controls over financial reporting.  The Audit Committee of the Bank held 5 meetings during 2022.
The Bank has a standing Asset Quality Committee composed of Daniel F. Ramos, Jeremiah Z. Smith, and Louise A. Walker.  Chaille James, Senior Vice President/Special Assets Manager, is the Committee Chairwoman.  The Asset Quality Committee held 4 meetings during 2022 for the purpose of reviewing and monitoring asset quality in the Bank’s loan portfolio.
The Bank has a standing Compensation Committee composed of Patrick R. Brady, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, and Sean P. Quinn.  Sean P. Quinn is the Compensation Committee Chairman.  The Compensation Committee held 8 meetings during 2022 for the purpose of reviewing and recommending to the Bank’s Board of Directors the Bank’s compensation objectives and policies and administering the Company’s stock plans.
The Bank has a standing Information Services Steering Committee composed of Barbara A. Hayes, Foy S. McNaughton, Mark C. Schulze, Jeremiah Z. Smith, and Louise A. Walker.  Denise Burris, Executive Vice President/Chief Information Officer, is the Information Services Steering Committee Chairwoman.  The Committee held 4 meetings during 2022 for the purpose of reviewing and monitoring bankwide information technology issues and safety according to the Information Services Department policies and procedures.

The Bank has a standing Loan Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Barbara A. Hayes, Richard M. Martinez, Foy S. McNaughton, Sean P. Quinn, Daniel F. Ramos, Jeremiah Z. Smith, and Louise A. Walker.  Foy S. McNaughton is the Loan Committee Chairman.  The Loan Committee held 22 meetings during 2022 for the purpose of approving loans and loan policy.
The Bank has a standing Profit Sharing Committee composed of Sean P. Quinn, Jeremiah Z. Smith, and Louise A. Walker.  The Profit Sharing Committee held 4 meetings during 2022 for the purpose of considering plan administration and investments.
The Bank has a standing Nominating and Corporate Governance Committee composed of Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Richard M. Martinez, and Sean P. Quinn.  Patrick R. Brady is the Nominating and Corporate Governance Committee Chairman.  The Nominating and Corporate Governance Committee held 2 meetings during 2022 for the purpose of considering corporate governance best practices which includes environmental and social issues and to review and nominate potential candidates for directors of the Bank and the Company as needed.  This Committee fulfills the responsibilities of a director nominating committee for the Company.  The Nominating and Corporate Governance Committee operates under a written charter which is available for review on the Bank’s website at www.thatsmybank.com.
The Nominating and Corporate Governance Committee will consider candidates nominated by the Company’s shareholders, directors, officers, and from other external sources.  The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary attributes so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.  In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, legal and regulatory requirements, and those from underrepresented groups), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.
The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating Directors of the Company, as described herein.  These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.
Pursuant to Article III, Section 23 of the Bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors.  The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our Bylaws.  Under our Bylaws, no person may be a member of the Board of Directors:
•
who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office, unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office;

•
who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company;

•
who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company; or

•
who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company (a “covered entity”), or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company’s Bylaws may, in the discretion of the Chairman of the Annual Meeting, be disregarded, and, upon his or her instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s).  A copy of Sections 22 and 23 of Article III of the Company’s Bylaws may be obtained by sending a written request to:  Ms. Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.
The Bank has several other committees that meet on an as-needed basis.
If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.  The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Report of the Compensation Committee
Role of the Compensation Committee
The Compensation Committee’s purpose is to (a) review and recommend compensation objectives and policies to the Board of Directors, (b) administer the Bank’s and the Company’s stock plans, long-term incentive plans and certain employee benefit plans, (c) review and recommend to the Board the compensation of the Chief Executive Officer, and review and approve compensation for the Bank’s other named executive officers, (d) provide oversight and manage risks relative to all the Company’s incentive plans and (e) produce a Compensation Committee Report for inclusion in the Company’s proxy statement for its annual meeting of shareholders.
The Compensation Committee also periodically reviews the compensation levels of the Board of Directors.  In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive, and commensurate to the responsibilities of both the individual directors as well as the Board in the aggregate.
Subject to the requirements of applicable law, the Compensation Committee may designate persons other than its members to carry out its responsibilities under the Company’s incentive plans (including the selection of and the granting of awards under the plans to participants), except that the Compensation Committee may not delegate its authority with regard to the selection for participation of, or the granting of awards under the plans, to persons subject to Section 16 of the Securities Exchange Act of 1934.
The Charter of the Compensation Committee is available on the Company’s website (www.thatsmybank.com) and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp, Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).
Role Of The Compensation Consultant
In 2022, the Compensation Committee retained the services of Aon’s Human Capital Solutions practice a division of Aon plc (otherwise known as McLagan) to provide executive compensation consulting services. McLagan helped facilitate the executive compensation process and provided information and guidance on various executive compensation and governance topics during the year. McLagan reported directly to the Compensation Committee, which has the authority, in its sole discretion, to retain any advisor to assist in the performance of its duties or to terminate any advisor to the Compensation Committee. The Compensation Committee determined that McLagan is independent and that there is no conflict of interest resulting from retaining McLagan during 2022 after taking into account the factors set forth in the SEC rules.
Say on Pay Vote

At our 2020 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our named executive officers (commonly known as a "say-on-pay" vote). Our shareholders approved the say-on-pay proposal with 7,651,393 votes for, or 95.27% of the shares represented and voted at the meeting, 147,875 votes against, and 231,872 abstentions.  We believe this result demonstrates that our shareholders are generally supportive of our executive compensation program. As the Compensation Committee has reviewed our executive compensation policies and practices since the 2020 say-on-pay vote, it has been mindful of the level of support our shareholders have expressed for our approach to executive compensation. As such, following our annual review of our executive compensation program, the Compensation Committee decided to retain its general approach to executive compensation.

Compensation Philosophy
The Compensation Committee uses competitive compensation data from the annual total compensation analyses of peer companies and our market to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. As part of this consideration, the Compensation Committee reviews peer data at the 25th, 50th and 75th percentiles as reference points. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader regional and United States markets. Instead, the Compensation Committee obtains input from our independent compensation consultant, McLagan, and applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Role of Executive Officers in Compensation Committee Deliberations
The Compensation Committee frequently requests the Chief Executive Officer and other named executive officers to be present at Compensation Committee meetings to discuss executive compensation.  Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.
The Compensation Committee discusses the Chief Executive Officer’s compensation with the Chief Executive Officer, but final deliberations and all votes regarding the Chief Executive Officer’s compensation are made in executive session, without the Chief Executive Officer present. The Compensation Committee also reviews and approves the Chief Executive Officer’s recommendations and input from the compensation consultant regarding the other named executive officers’ compensation.  Named executive officers are not present when the Compensation Committee deliberates and makes decisions about their compensation.
Board of Directors Meetings
In 2022, the Board of Directors of the Bank held 10 regularly scheduled meetings, and 4 joint meetings with the Board of Directors of the Company.  Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served.  The Company has a policy to encourage Directors to attend the Annual Meeting.  All but one of the Directors up for election attended the Annual Meeting of Shareholders in 2022.
Director Independence
The Board of Directors has determined that (1) a majority of the Company’s directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Nominating and Corporate Governance Committee, is “independent” under the applicable standards set forth in the Nasdaq listing rules.  The Board of Directors has determined that all directors except Mr. Smith and Ms. Walker are independent under the applicable standards set forth in the Nasdaq listing rules.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company’s day-to-day operations.

Director Compensation

2022 Director Compensation Tables

Fees earned or paid in cash
Name	($)(1)
Patrick R. Brady	32,100
John M. Carbahal	34,000
Gregory DuPratt	32,500
Barbara A. Hayes	34,500
Richard M. Martinez	34,000
Foy S. McNaughton	33,000
Sean P. Quinn	32,200
Daniel F. Ramos	30,500
Mark C. Schulze	27,000
1.
Each director who is not an officer or employee of the Company or the Bank received $1,500 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman, who received $1,900. In addition, Directors receive $400 per special meeting of the Board of Directors, and $500 per Committee meeting attended with the Chair of the Committee receiving $600 per meeting, with the exception of the Audit Committee Chair, who receives $700 per meeting.  In addition, each Director received a $5,500 retainer fee, with the exception of the Chairman of the Board, who received a $6,500 retainer fee.

Ms. Walker was an employee, and she received no additional compensation for her services as a Director for 2022.  Ms. Walker retired as President and Chief Executive Officer on December 31, 2022.  She remains a Director of the Company and the Bank.  Mr. Smith became President and Chief Executive Officer of the Company and the Bank as of January 1, 2023, and is not eligible for any additional compensation as a Director for 2023.
The Company has Director Retirement Agreements with each of its non-employee Directors with the exception of Directors who joined the Company after February 2011.  For retirement on or after the normal retirement age of 65, the Director Retirement Agreements provide a benefit for 10 years ranging from $10,000 annually for a director with 10 years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements.  As of January 1, 2023, there were three active directors who had served more than 15 years as a director and were eligible for director retirement benefits.  Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least 10 years, unless the director terminates service because of death or disability or unless the director’s service terminates within two years after a change in control.  There were no positive accruals under the Director Retirement Agreements in 2022.
In the case of early termination of a director’s service before age 65 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of 10 years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director’s service terminated.  However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least 10 years, including years of service prior to the effectiveness of the Director Retirement Agreements.  If a director becomes disabled before age 65, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred, regardless of whether the director has 10 years of service or has reached age 55.  If a change in control occurs and a director’s service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has 10 years of service or has reached age 55.  For this purpose, the term “change in control” means:

•	A merger occurs and as a consequence the Company’s shareholders immediately prior to the merger own less than 50% of the resulting company’s voting stock immediately after the merger;
•
A beneficial ownership report is required to be filed under the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company’s voting securities; or

•
During any period of two consecutive years, individuals who constituted the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board.  Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by a vote of at least two-thirds of the Directors in office at the beginning of the period.

No retirement income benefits are payable under the Director Retirement Agreements to a Director’s beneficiaries after the Director’s death.  A Director forfeits all benefits under the Director Retirement Agreement if his or her Director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the Director is removed from office by order of the Federal Deposit Insurance Corporation.
The Company has also purchased insurance policies on the lives of the Directors who entered into Director Retirement Agreements prior to 2011, paying the premiums for all of these insurance policies with one lump-sum premium payment of approximately $2.15 million.  The Company expects to recover the premium in full from its portion of the policies’ death benefits.  The Company purchased the policies as an informal funding mechanism for the post-retirement payment obligations under the Director Retirement Agreements.  Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each Director’s termination of service.
Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the Directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy benefits are divided between the Company and each Director. The Split Dollar Agreements provide that a Director’s designated beneficiary(ies) will be entitled to receive at the Director’s death life insurance proceeds in the amount of:
(a) $120,000 if the Director dies before age 72,
(b) $60,000 if the Director dies after reaching age 72 but before age 75, and
(c) $30,000 if the Director dies thereafter.
The Director’s beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company’s obligations under that agreement would be extinguished.  The Company is entitled to any insurance policy death benefits remaining after payment of the amount indicated above to the Director’s beneficiary(ies).

Director Non-Qualified Deferred Compensation
The Company has implemented an elective Deferred Director Fee Plan, a nonqualified voluntary plan providing unfunded deferred benefits for participating directors.  During 2022, no Director elected to defer their director fees.
Respectfully submitted,

Compensation Committee

 Sean P. Quinn, Chairman
 Patrick R. Brady
Gregory DuPratt
Barbara Hayes
Richard M. Martinez

Report of The Audit Committee
The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank’s and the Company’s internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control, and disclosure functions.  After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought.  In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company’s internal control over financial reporting.
The Audit Committee reports regularly to the Board of Directors of the Bank and the Company and has the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.  In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank’s website at www.thatsmybank.com) approved annually by the Bank’s Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles.
In connection with the December 31, 2022 financial statements of the Company, the Audit Committee of the Bank: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company’s independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, (3) received the written disclosures and the letter from the Company’s independent registered accounting firm required by Independence Standards Board Standard No. 1, and (4) has discussed with the Company’s independent registered public accounting firm such firm’s independence.  Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) for the fiscal year ended December 31, 2022.
Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank’s Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.
The Audit Committee of the Bank’s Board of Directors consists of five members who are each “independent directors,” under the standards set forth in the Nasdaq listing rules.  The Board of Directors has determined that Mr. Carbahal and Mr. McNaughton are audit committee financial experts under the rules of the SEC.
Respectfully submitted,

Audit Committee

John M. Carbahal, Chairman
 Foy S. McNaughton
Sean P. Quinn
Daniel F. Ramos
Mark C. Schulze

Audit and Non–Audit Fees

Audit Fees
The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2022 and the reviews of financial statements included in the Company’s Forms 10-Q during 2022 were $333,121.  The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company’s financial statements for fiscal year 2021 and the reviews of the financial statements included in the Company’s Forms 10-Q during 2021 were $285,870.  Moss Adams LLP provided no other permitted non-audit services other than audit services during 2022 and 2021.
Audit-Related Fees
The total fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company’s quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2022 and 2021 were $43,500 and $18,900, respectively.
Tax Fees
Moss Adams LLP provided no tax services to the Company for the 2022 and 2021 fiscal years.

All Other Fees
No other fees were billed by Moss Adams LLP for fiscal years 2022 and 2021.
The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining Moss Adams LLP’s independence.
Pre-Approval Policy for Services Provided by
our Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company’s independent registered public accounting firm.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company’s independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  There were no permitted non-audit services performed by Moss Adams LLP in 2022.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee’s next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by the Company’s independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

As of December 31, 2022, and based upon filings with the Securities and Exchange Commission, M3 Funds, LLC, M3 Partners, LP, and M3F, Inc., collectively reported holding 730,732 shares of the Company’s common stock, which represented 5.25% of the shares then outstanding; and Banc Fund VIII L.P. Banc Fund IX L.P., and Banc Fund X L.P. collectively reported holding 835,350 shares of the Company’s common stock, which represented 6.2% of the shares then outstanding.  The foregoing were the only two persons known to the Company to own beneficially more than 5% of the Company’s common stock.
The figures in the table are based on beneficial ownership as of February 28, 2023 and have been adjusted for a 5% stock dividend paid by the Company on March 24, 2023, to shareholders of record on February 28, 2023.  Except as indicated in footnotes and subject to community property laws, where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Patrick R. Brady (1)	6,713	0	*
John M. Carbahal (2)	89,777	0	*
T. Joe Danelson	43,179	97,561	*
Gregory DuPratt (3)	123,877	0	*
Barbara A. Hayes	10,282	0	*
Richard M. Martinez (4)	71,956	0	*
Foy S. McNaughton (5)	98,188	0	*
Sean P. Quinn (6)	6,032	0	*
Daniel F. Ramos	0	0	*
Mark C. Schulze	643,492	0	4.37%
Jeremiah Z. Smith (7)	74,855	133,437	1.41%
Louise A. Walker (8)	181,958	129,902	2.12%
All directors and executive officers as a group (12 people)	1,350,309	360,900	11.61%
_________________________

* Less than 1%.
(1)	Shares held jointly with Mr. Brady’s spouse.
(2)
Includes 22,210 shares held jointly with Mr. Carbahal’s spouse, 44,024 shares held by the Carbahal & Company An Annual Accumulation Company, of which Mr. Carbahal is a principal and partner, 2,885 shares held separately by Mr. Carbahal’s spouse, and 8,043 shares held by John M. Simmons Irrevocable Family Trust, of which Mr. Carbahal is co-trustee and has voting power with respect to such shares.

(3)	Includes 17,125 shares held separately by Mr. DuPratt’s spouse.
(4)	8,262 shares held separately by Mr. Martinez’s spouse.
(5)	Includes 60,562 shares held by The McNaughton Family Trust, of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.
(6)	Shares held jointly with Mr. Quinn’s spouse.
(7)	Includes 13,845 shares held jointly with Mr. Smith’s spouse and 1,364 shares held by Mr. Smith as custodian for his children.
(8)	Includes 51,266 shares held jointly with Ms. Walker’s spouse.

Executive Officers

Set forth below is certain information regarding our fiscal year end 2022 named executive officers and their titles as of December 31, 2022.
Name and Title	Age	Principal Occupation During the Past Five Years
Louise A. Walker, President/Chief Executive Officer/Director	62	President, Chief Executive Officer and Director of the Company and the Bank since January 2011 through December 31, 2022, solely a Director of the Company and the Bank since January 1, 2023.
Jeremiah Z. Smith, Senior Executive Vice President/ Chief Operating Officer	47
Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company and the Bank from October 2014 to February 2018. Senior Executive Vice President and Chief Operating Officer since February 2018 to December 31, 2022, and President, Chief Executive Officer and Director of the Company and the Bank since January 1, 2023.

T. Joe Danelson, Executive Vice President, Chief Credit Officer	65	Executive Vice President and Chief Credit Officer of the Company and the Bank since January 2015 to present.

Executive Compensation
In 2022, the Company achieved strong results financially, operationally, and in community focused efforts.
•	The Company reported record annual net income of $15.9 million for 2022, a 12.0% increase compared to net income of $14.2 million for 2021.
•	Fully diluted annual earnings per share of $1.09 for 2022, an increase of 14.7% compared to fully diluted earnings per share of $0.95 for 2021.
•	Our financial results were in large part a result of:
o	Record net loan growth of $116.4 million or 13.6%.
◾
Total net loans (including loans totaling $0.5 million made under the SBA’s Paycheck Protection Program (PPP) as of December 31, 2022 were $970.1 million, compared to total net loans (including loans held-for-sale and loans totaling $37.3 million made under the SBA’s PPP) of $853.8 million as of December 31, 2021.

◾	Excluding PPP loan payoffs of $36.8 million, net loan growth for 2022 totaled $153.2 million or 18.8% compared to December 31, 2021.
•
Our asset sensitive balance sheet and an increasing interest rate environment drove record net interest income of $54.7 million for 2022, an $8.5 million or 18.2% increase when compared to net interest income of $46.3 million reported for the prior year.

o	Net interest margin was 3.06% for the year ended December 31, 2022 which was a 16.8% or 44 basis point improvement from the 2.62% reported for the prior year.
o	Funding costs remained low at 0.07% for 2022 compared to 0.05% reported for the prior year.

Operationally, Management executed on several key fronts:
•
Entered into a Purchase and Assumption Agreement to acquire from another bank three branches located in Colusa, Willows, and Orland to expand our branch network. The acquisition was successfully completed on January 20, 2023, and the Company assumed total deposits of $116 million and acquired total loans of $4 million upon closing.

•	Approved and paid a 5% Stock Dividend payable on March 24, 2023, to shareholders of record as of February 28, 2023.
•	Continued our stock repurchase program with total purchases of 527,149 shares of common stock since 2021 totaling approximately $5.6 million as of December 31, 2022.
In community focused efforts, Management continued to work to improve the communities we serve:
•	Recognized in the Sacramento Business Journal’s top 25 corporate Philanthropy Direct Giving list for 2022.
•
The Bank chairs the Greater Sacramento Economic Council’s Community Reinvestment Coalition. The Coalition is comprised of three local banks that are committed to focusing on the needs of our communities: more affordable housing options in our communities, financial literacy, work force training and upskilling.

The first initiative of the Coalition was to help address the affordable housing needs in the greater Sacramento region by working collaboratively to make a larger impact on this important issue.
The coalition recently came together to finance the construction and development of an 82 unit low-to-moderate income housing development in Rancho Cordova including both debt financing as well as direct investment as a limited partner as part of a low-income housing tax credit partnership.
•
Continued the Bank’s commitment to our employees’ long term financial wellbeing in our profit-sharing plan. Under the terms of the plan, a portion of the Bank’s profits, as determined by the Board of Directors, is set aside, and maintained in a trust fund for the benefit of qualified employees.

•	Provided Financial Education Outreach Programs to improve financial literacy in our communities.
•	The Bank continued its partnership with Cristo Rey High School, to give junior and senior students the opportunity for an internship and mentoring at the Company.
The following table sets forth, for the years ended December 31, 2022, and December 31, 2021, a summary of the compensation earned by the Chief Executive Officer, and the Company’s two most highly compensated executive officers who earned over $100,000 in total compensation in 2022.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Louise A. Walker President, Chief Executive Officer and Director of the Bank and Company	2022	494,776	—	397,282	—	191,132	117,182	1,200,372
	2021	458,126	—	65,700	—	165,086	40,632	729,544
Jeremiah Z. Smith Senior Executive Vice President, Chief Operating Officer of the Bank and Company	2022	330,939	—	59,356	58,507	111,295	121,288	681,385
	2021	315,180	—	54,750	—	97,816	129,433	597,179
T. Joe Danelson Executive Vice President, Chief Credit Officer of the Bank and Company	2022	278,250	—	89,892	—	79,663	72,025	519,830
	2021	265,000	—	32,850	—	68,993	75,831	442,674

1.	Includes amounts contributed to the Company’s Profit Sharing/401(k) Plan at the election of the named executive officers.
2.	No discretionary bonuses were paid in 2022 and 2021.
3.
Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts reported above in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with Accounting Standards Codification 718.  The grant date fair market value for stock options is based on certain assumptions that are explained in Note 15 to the Company’s financial statements for the year ended December 31, 2022, which are included in the Company’s 2022 Annual Report on Form 10-K. The Total Stock Awards amount for Ms. Walker in 2022 includes a grant of 26,910 shares of restricted stock made on December 22, 2022, which represents an award she would have been entitled to receive in 2023 for 2022 performance results and was awarded earlier due to her retirement on December 31, 2022.

4.
Amounts listed in this column represent bonuses paid under the Company’s Non-Equity Incentive Compensation Plan for each respective year.  These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives for each respective year.  Payments made with respect to each year’s respective performance are paid in March of the following year. See “Non-Equity Incentive Plan and Bonus Compensation” below.

5.
Includes Company funded non-qualified deferred compensation benefits, retirement profit sharing contributions, and other compensation by the Company in 2022 and 2021.  Jeremiah Z. Smith received non-qualified deferred compensation benefits of $74,989 and $88,801 and retirement profit sharing contributions of $46,299 and $40,632 for 2022 and 2021, respectively. T. Joe Danelson received non-qualified deferred compensation benefits of $31,525 and $37,331 and retirement profit sharing contributions of $40,500 and $38,500 for 2022 and 2021, respectively. Louise A. Walker received retirement profit sharing contributions of $46,299 and $40,632 for 2022 and 2021, respectively. The Total All Other Compensation for Ms. Walker in 2022 included accrued but unused time off totaling $70,883 that was paid out upon her retirement on December 31, 2022.  The aggregate amount of perquisites and other personal benefits or property in 2022 and 2021 did not exceed $10,000 for any named executive officer and so is not included.

Narrative to Summary Compensation Table
Named Executive Officers
The Summary Compensation Table and the table which follows provide compensation information for Ms. Walker as the President and Chief Executive Officer and Mr. Smith as the Senior Executive Vice President and Chief Operating Officer and Mr. Danelson, each of whom are the two most highly compensated executive officers of the Company receiving more than $100,000 in total compensation during 2022.
Non-Equity Incentive Plan and Bonus Compensation
The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company’s Incentive Compensation Plan.  All executive officers are eligible to receive annual cash incentive compensation at the end of each year if performance goals are achieved.
 The 2022 award metrics were approved in December 2021 and were contingent on Company performance relative to Asset Quality, Efficiency Ratio, Return on Equity, and Overall Quality Loan Growth, which were each weighted at 25%.  Overall Quality Loan Growth was defined as total net loans excluding loans held for sale and loans made under the SBA’s PPP.
The table below shows the non-equity incentive metrics at threshold, target, and maximum, as well as the actual result and payout percentage for each metric:
	2022 Non-Equity Incentive Metrics
Category	Performance Measure	Threshold	Target	Max	Actual Result	Payout Percentage
Asset Quality	Total Classified Assets to Total Risk Based Capital	20.0%	15.0%	5.0%	8.17%	21.03%
Efficiency Ratio	Cumulative Efficiency Ratio	64.0%	61.6%	60.0%	62.92%	5.62%
Return on Equity	Return on Average Equity (excluding accumulated other comprehensive income)	8.0%	9.4%	11.0%	9.83%	15.85%
Quality Loan Growth	Overall Loan Growth (excluding Paycheck Protection Program Loans)	8.5%	17.0%	20.0%	18.7%	19.60%
After taking into account the weighting of all metrics, the Compensation Committee determined that the annual Company incentive objectives for 2022 were achieved to the degree sufficient to pay out the dollars set aside in the pool.  The Company reserves the right to exercise discretion on payout levels after performance levels have been certified.  No discretion was exercised.
The table below shows threshold, target, and maximum bonus opportunity as well as each named executive officer’s actual award as a percentage of salary. The Company made the cash payments identified in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
	2022 Non-Equity Incentive Opportunity as % of Salary
Name	Threshold	Target	Max	Actual 2022 Award as a Percentage of Salary
Louise A. Walker	0%	35.0%	50.0%	38.63%
Jeremiah Z. Smith	0%	30.0%	45.0%	33.63%
T. Joe Danelson	0%	25.0%	40.0%	28.63%
In 2022, the Board exercised its discretion not to pay a discretionary bonus because the non-equity incentive plan compensation was determined to be sufficient.

Stock Option and Restricted Stock Awards
In 2022, the three named executive officers received grants of stock options and/or restricted stock awards under the Company’s 2016 Stock Incentive Plan.  Stock option and restricted stock awards are in line with the Company’s compensation philosophy, which is designed to retain executive management, reward long-term contributions to the Company and align executives with shareholder interests.  All stock options awarded to named executive officers during 2022 vest and become exercisable 25% at the end of the first year and 25% on the anniversary of each of the three years thereafter.  All restricted stock awards to named executive officers during 2022 cliff vest on the earlier of the fourth anniversary of the date of grant or upon normal retirement (normal retirement is defined as age 65 or later).
The numbers of stock options and restricted stock granted and exercise prices with respect to 2022 awards and detail regarding the number of options and restricted stock held by each named executive officer at year-end is set forth below in the 2022 Outstanding Equity Awards at Fiscal Year-End Table.  The long-term incentives are awarded on a discretionary basis. The named executive officers are eligible to receive long-term incentive awards annually. The value of the awards is generally based on the Company’s overall success and individual contributions toward these results, as well as market and industry best practices. When making awards, it is the Company’s practice to award a combination of stock options and restricted stock to the named executive officers; there is no prescriptive methodology to determining the number of each type of share to grant.
At the Annual Meeting of Shareholders held on May 19, 2015, the Company’s shareholders approved the First Northern Community Bancorp 2016 Stock Incentive Plan.  At the Annual Meeting of Shareholders held on May 18, 2021, the Company’s shareholders approved an amendment to the 2016 Stock Incentive Plan to increase the total number of shares authorized for issuance under the Plan by 500,000 shares.  All option grants and restricted stock awards to named executive officers in 2022 and 2021 were made under the 2016 Stock Incentive Plan.

Employment Agreements
In January 2012, the Bank entered into an employment agreement with Ms. Walker.  The agreement had a one-year term which renewed automatically for consecutive one-year terms unless Ms. Walker or the Bank gave advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2021, to December 31, 2022.  The initial annual base salary stated in the employment agreement in 2012 was $234,600.  The base salary was reviewed annually, and when appropriate, adjusted since 2012.  Ms. Walker’s annual base salary for 2022 is set forth in the Summary Compensation Table.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Ms. Walker would have received, in a lump sum, 150% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, as well as continued health coverage for herself and her dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of her employment agreement within two years following a change of control, Ms. Walker would have received, in a lump sum, 250% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, continued health coverage for herself and her dependents for up to 24 months, and outplacement assistance.  As her employment agreement expired upon Ms. Walker’s retirement effective January 1, 2023, she is no longer entitled to the benefits provided under such agreement.

In April 2012, the Bank entered into an initial employment agreement with Mr. Smith.  The agreement had an initial nine-month term which renews automatically for consecutive one-year terms, unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2021, to December 31, 2022.  The initial annual base salary stated in the 2012 employment agreement was $148,000.  The base salary was reviewed annually, and where appropriate, adjusted since 2012.  Mr. Smith’s annual base salary for 2022 is set forth in the Summary Compensation Table.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Mr. Smith would have received, in a lump sum, 100% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, as well as continued health coverage for himself and his dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith would have received, in a lump sum, 200% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, continued health coverage for himself and his dependents for up to 24 months and outplacement assistance.  In connection with Mr. Smith’s appointment as the Chief Executive Officer, the Company entered into a new employment agreement with Mr. Smith effective January 1, 2023. The new employment agreement provides for an annual base salary of $475,000, to be adjusted annually, where appropriate.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside of a change of control period, Mr. Smith will receive, in a lump sum, 150% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to termination, as well as continued health coverage for himself and his dependents for up to 36 months.  Upon an involuntary termination without cause or termination for good reason or the Bank’s election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith will receive, in a lump sum, 250% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses  awarded to him for the three most recent consecutive years prior to the date of termination, continued health coverage for himself and his dependents for up to 36 months and outplacement assistance.
Mr. Danelson has a change in control agreement which is in place of a full employment agreement, described below under “– Change of Control Agreements”.
Supplemental Executive Retirement Agreements
The Company has entered into Supplemental Executive Retirement Plan Agreements (“SERPs”) with Ms. Walker and Mr. Smith.  From 2002 until December 2012, Ms. Walker had been a party to a Salary Continuation Agreement.  In 2006, the Board changed the manner in which retirement benefits are provided to certain executive officers.  The Board’s intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.  Mr. Smith and the Company entered into the new SERP agreement in 2011.  In connection with Mr. Smith’s appointment as the Chief Executive Officer, the Company entered into an amendment of Mr. Smith’s SERP agreement, effective January 1, 2023.
The Salary Continuation Agreements included a provision limiting changes to the agreement without the executive’s written consent.  In order to comply with this provision, the Board in 2006 provided each executive officer the option to move from his or her Salary Continuation Plan into the new SERP.  Ms. Walker moved into the new SERP agreement on December 31, 2012.
The SERP benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation).  For each year of service, the benefit formula credits 2% of average compensation (2.5% for Ms. Walker) up to a maximum of 50%.  Therefore, for an executive serving 25 years (20 years for Ms. Walker), the target benefit is 50% of average compensation.
The SERP target benefit is reduced for other forms of retirement income.  Reductions are made for 50% of the social security benefit expected at age 65 (age 62 under the amended SERP agreement for Mr. Smith) and for the accumulated value of contributions the Bank makes to the executive’s profit sharing plan.  For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities.  Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.

The SERP agreements provide for reduced benefits in the case of early retirement (the later of the executive officer’s 55th birthday or the age at which the executive officer has at least 10 years of service with the Company).  The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65 (age 62 under the amended SERP agreement for Mr. Smith).  Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.
Eligibility to participate in the SERP is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.
Profit Sharing/401(k) Plan and Trust
The Company has an interest in providing financial security and retirement savings opportunities to its employees and views its retirement plans as a means of attracting and retaining employees in a competitive labor market. To accomplish these goals, the Company sponsors a Profit Sharing/401(k) Plan and Trust Agreement pursuant to which the Company makes annual profit-sharing contributions as determined by the Bank’s Board of Directors depending on the profitability of the Bank during the year, subject to certain limitations on contributions under the Internal Revenue Code (“IRC”) and the Profit Sharing Plan.

Employees with a minimum of one year of service with the Company are eligible to participate in the profit sharing portion of the Profit Sharing Plan. The Company’s profit sharing contribution is allocated among participating employees, including the named executive officers, in the proportion which each participant’s covered compensation for the fiscal year bears to the total compensation for all participating employees for such year, subject to statutory limits. Contributions to a participant’s account vest after six years, and participants may receive distributions from their profit sharing accounts only upon retirement (or age 59 ½), termination of employment, disability, or death.

The Company generally contributes annually to the Profit Sharing Plan an amount equal to the lesser of 10% of the Company’s net income before taxes, net of loan loss experiences.

Other Plans and Benefits
Non-Qualified Deferred Compensation Plan
Consistent with the desire to provide retirement and savings opportunities for a select group of executive management and highly compensated employees, the Company provides a deferred compensation plan for its named executive officers called the “2001 Executive Deferral Plan.”  This plan provides a way to offset the effect of tax law limitations on benefits under tax-qualified plans.  The plan is a nonqualified plan providing the named executive officers with an unfunded, deferred compensation program.  Under the plan, the named executive officers may elect to voluntarily defer a portion of their current compensation until termination of employment, subject to certain exceptions. Payments generally commence the month following termination at Normal Retirement, or 6 months following if necessary to comply with Section 409A.  Deferred amounts earn interest at an annual rate determined by the Bank’s Compensation Committee and approved by the Board of Directors.  In 2022, deferred amounts earned interest at 1.88%, representing 120% of the Applicable Federal Rate.  In 2022, no executives elected to voluntarily defer any compensation.

In 2017, the Compensation Committee evaluated and approved the implementation of a performance-based, Company funded non-qualified deferred compensation benefit for two of its named executive officers, Mr. Smith and Mr. Danelson. The benefits fall under the Company’s 2001 Executive Deferral Plan, which was amended as of July 20, 2017, to allow for Company contributions on behalf of a select group of management and highly compensated employees. The individual benefits became effective on August 1, 2017. The purpose of the benefits is to recognize the contributions of these select key executives to the Company, to drive continued and future business results, and to serve as a retention vehicle for their continued employment. The benefits are performance-based in that the Compensation Committee annually establishes and approves performance metrics at the beginning of each performance period, and no contributions are made to the Executive Deferral Plan unless the goals are achieved, or discretion is exercised. The 2022 performance metric approved by the Committee was Return on Average Equity excluding unrealized gains or losses.  The target for this metric was 9.4%.  Company contributions are based on a percent of base salary and range from 0% to 15% of base salary for Mr. Danelson and from 0% to 30% of base salary for Mr. Smith. Company contributions are eligible to earn the same interest paid on voluntary deferred contributions. Company contributions and any interest earned are subject to vesting requirements.

	2022 Non-Qualified Deferred Compensation Plan Opportunity as % of Salary
Name	Threshold	Target	Max	Actual 2022 Award as a Percentage of Salary
Jeremiah Z. Smith	0%	20.0%	30.0%	22.66%
T. Joe Danelson	0%	10.0%	15.0%	11.33%

These contributions provide supplementary executive retirement/retention awards that vest and become payable upon attainment of one of the following: continued employment to age 65, death while an employee of the Company, disability while an employee of the Company, an involuntary termination without Cause or voluntary termination for Good Reason (each, as defined under the Executive Deferral Plan), or a termination within 24 months of a change in control. Mr. Smith’s award also provided for an immediate vesting if any individual other than Ms. Walker or Mr. Smith is appointed as Chief Executive Officer of the Company and becomes 50% vested on the date that Mr. Smith becomes Chief Executive Officer of the Company. Upon his appointment as Chief Executive Officer, Mr. Smith entered into the First Amendment to Executive Participation Agreement, effective January 1, 2023, pursuant to which Mr. Smith became 50% vested in his award as of January 1, 2023 and will become fully vested in the remaining 50% of his award upon his 62nd birthday, so long as he remains employed with First Northern Bank of Dixon and has achieved certain performance goals.

Change of Control Agreements
The Company provides certain named executive officers with agreements that provide certain specified benefits upon a change in control of the Company.  These agreements endeavor to help the Company retain key employees by providing those executives some certainty in compensation in the event the Company was acquired, and also help to ensure that the Company will have the benefit of its named executive officers during and through the consummation of any merger.  For more information, please refer to “Employment Agreements” above.
In January 2015, the Bank entered into a Change of Control Agreement with Mr. Danelson.  Pursuant to the agreement, upon an involuntary termination without cause (as defined therein) or resignation due to change of control (as defined therein) within six (6) months following the Bank’s formal approval of a Change of Control (as defined therein), Mr. Danelson will receive in a lump sum, 200% of the sum of (i) his annual base salary on the date of the change of control and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the change of control, and continued health coverage for himself and his dependents for up to 24 months, and possible outplacement assistance.

2022 Outstanding Equity Awards at Fiscal Year-End*
The following table sets forth information regarding outstanding equity-based awards, including the potential dollar amount realizable with respect to each award.
Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)

Louise A. Walker	11,757	-		3.83	02/21/2023	84,033	648,275
	9,859	-		4.87	02/21/2024
	16,021	-		5.30	02/16/2025
	20,720	-		5.67	02/17/2026
	23,577	-		8.70	02/12/2027
	27,553			10.21	02/12/2028
	7,949	2,647	(1)	8.93	02/20/2029
	14,382	14,379	(2)	9.67	02/18/2030

Jeremiah Z. Smith	4,701	-		3.83	02/21/2023	22,082	170,359
	5,377	-		4.87	02/21/2024
	14,925	-		5.30	02/16/2025
	14,925	-		5.67	02/17/2026
	16,450	-		8.70	02/12/2027
	20,556	-		10.21	02/12/2028
	19,724	6,574	(1)	8.93	02/20/2029
	23,268	23,265	(2)	9.67	02/18/2030
	-	26,422	(3)	9.76	03/29/2032

T. Joe Danelson	16,023	-		5.29	01/04/2025	19,866	153,268
	12,486	-		5.67	02/17/2026
	11,383	-		8.70	02/12/2027
	14,387	-		10.21	02/12/2028
	13,149	4,381	(1)	8.93	02/20/2029
	17,167	17,166	(2)	9.67	02/18/2030

*The figures in the table above are based on data as of December 31, 2022 and have been adjusted for a 5% stock dividend paid by the Company on March 24, 2023, to shareholders of record on February 28, 2023.
1.	All remaining unexercisable options will vest and become exercisable on February 20, 2023.
2.	Remaining unexercisable options will vest and become exercisable in two equal installments on February 18, 2023, and February 18, 2024.
3.	These options will vest and become exercisable in four equal installments on March 29, 2023, March 29, 2024, and March 29, 2026.
4.
These awards represent time based restricted stock awards that vest in their entirety on the fourth anniversary of grant date.  These awards were granted on February 20, 2019, February 18, 2020, February 19, 2021, February 16, 2022, and December 22, 2022.

5.
The fair value was determined using the closing price of the Company’s stock on December 31, 2022, adjusted for a 5% stock dividend paid by the Company on March 24, 2023, to shareholders of record on February 28, 2023.  The adjusted closing stock price on that date was $7.71.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years.  In determining the “compensation actually paid” to our named executive officers (“NEOs”), we are required to make various adjustments to amounts that have been previously reported in the Summary Compensation Table (the “SCT”) in previous years to reflect the estimated value of equity awards as of the end of the fiscal year or, if earlier, the vesting date. Note that compensation for our NEOs other than our Chief Executive Officer (“CEO”) is reported as an average.

Year	Summary Compensation Table (SCT) Total for CEO (1)	Compensation Actually Paid to CEO (2) ($)	Average SCT Total for Non-CEO NEO’s (1) ($)	Average Compensation Actually Paid to Non-CEO NEO’s (2) ($)	Value of $100 Initial Fixed Investment Based on Total Shareholder Return ($)	Net Income ($)
2022	1,200,372	1,087,346	600,608	530,272	88	15,884
2021	729,544	774,500	519,927	554,012	107	14,186

1.
The CEO for both 2022 and 2021 is Louise A. Walker. Other named executive officers for both 2022 and 2021 include Jeremiah Z. Smith, Senior Executive Vice President, Chief Operating Officer and T. Joe Danelson, Senior Vice President/Chief Credit Officer.

2.
SEC rules require certain adjustments be made to the SCT totals to determine “compensation actually paid” as reported in the Pay versus Performance table. The following table details these adjustments more specifically:

Year	Executive	SCT Total ($)	Subtract Amount Reported in “Stock Awards” Column of SCT ($)	Add Value of Outstanding and Unvested Equity Awards that were Granted in Current Year ($)	Add (Subtract) Change In Value of Equity Awards Outstanding and Unvested at the end of the Current Year that were Granted in a Prior year ($)	Add (Subtract) Change in Value of Equity Awards Vested in the Current Year that were Granted in a Prior Year ($)	Subtract Value of Equity Awards that Failed to Meet Vesting Conditions ($)	Compensation Actually Paid ($)
2022	CEO	1,200,372	(397,282)	$353,298	$(77,482)	$8,440	$-	$1,087,346
Non-CEO NEO’s		600,608	(103,878)	72,135	(46,928)	8,335	-	530,272
2021	CEO	729,544	(65,700)	64,562	30,947	15,147	-	774,500
Non-CEO NEO’s		519,927	(43,800)	43,037	20,397	14,451	-	554,012

PROPOSAL 2
Approval of Amendment to Article 4 of the Amended Articles of Incorporation to Increase the Number of Shares of Common Stock Authorized For Issuance and to Remove Now-Inoperative Language Authorizing Preferred Stock in Connection with the US Department of Treasury’s Capital Purchase Program

The Board unanimously recommends that shareholders adopt an amendment to Article 4 of the Amended Articles of Incorporation (the “Common Stock Amendment”), which, if approved by shareholders, will increase the authorized shares of Common Stock, without par value, of the Company from 16,000,000 to 32,000,000. The Common Stock Amendment would also remove now-inoperative language in Article 4 of the Amended Articles of Incorporation, approved by the Company’s shareholders in February 2009, that had authorized the issuance of shares of Preferred Stock to the U.S. Department of the Treasury in order to allow the Bank to participate in the Capital Purchase Program (“CPP”).  In September 2011, the Bank redeemed in full the $17.4 million of shares of Preferred Stock that the Company had issued to the Treasury under the CPP, and, in November 2011, the Bank repurchased in full from the Treasury the warrant to purchase 352,977 shares of the Company's Common Stock.  With the repurchase in 2011 of the Preferred Stock and the warrant, the Company concluded its participation in the CPP, the CPP has expired, and the Preferred Stock is no longer available for reissuance for any other purpose.

The Company’s Board of Directors has voted to recommend that the shareholders adopt an amendment to Company’s Amended Articles of Incorporation, such that Article 4 would read as follows:

“The corporation is authorized to issue one class of shares to be designated Common Stock (“Common Stock”). Such shares shall be without par value. The total number of shares of Common Stock the corporation shall have authority to issue is Thirty-Two Million (32,000,000).”

If approved by the shareholders, the Common Stock Amendment will increase the authorized shares of Common Stock, without par value, of the Company from 16,000,000 to 32,000,000, and remove the now-inoperative language that had authorized the issuance of shares of Preferred Stock to the Treasury under the CPP.

Except for these changes to Article 4, our Amended Articles of Incorporation will remain unchanged and continue in effect.

The Company has primarily used our shares of Common Stock to issue stock dividends and for stock incentive awards under its compensation programs, and the proposed increase in the authorized shares of Common Stock is necessary for such purposes.  As of March 31, 2022, the Company had issued and outstanding 14,735,607 shares of Common Stock and had reserved approximately 663,709 additional shares of Common Stock for issuance under our stock incentive plans from the 16,000,000 shares of Common Stock currently authorized for issuance under the Amended Articles of Incorporation. As a result, the Company has less than 1,264,393 shares of its Common Stock available for issuance in the future. If this proposal is not approved by shareholders, our ability to issue future stock dividends, issue stock incentive awards under our compensation programs or pursue other corporate purposes that the Board of Directors may deem to be necessary or appropriate would be limited. Our future success depends upon our ability to attract, retain and motivate key employees, and we may be less successful in doing so if we do not have sufficient shares available for equity incentive awards determined to be appropriate by the Compensation Committee of the Board of Directors.

The proposed increase in authorized Common Stock will not have any immediate effect on the rights of existing shareholders, and the additional shares of Common Stock for which authorization is sought would be identical in all respects to the shares of the Company’s Common Stock now authorized, having the same par value, voting rights and rights to dividends and other distributions. The Company’s Articles of Incorporation give the holders of our Common Stock a preemptive right to purchase a proportionate share of any Common Stock that may be offered or sold by the Company, subject to certain exceptions set forth in the Company’s Articles.  The Common Stock Amendment does not change these preemptive rights.

If the Common Stock Amendment is approved by the shareholders, no further action or authorization by the Company’s shareholders would be necessary prior to the issuance of any additional shares of Common Stock, except as may be required by the Company's Amended Articles of Incorporation (including the shareholders’ preemptive rights included therein) or applicable law. The issuance of additional shares in the future for certain other corporate purposes could have effects incidental to increasing the number of shares of Common Stock outstanding, such as dilution of earnings per share and voting rights of current shareholders; there are no plans or proposals at this time for any such action.

The Common Stock Amendment also does not change the number of shares of Common Stock that have been authorized for issuance under the Company’s stock incentive plans. At the 2021 Annual Meeting, the shareholders approved an amendment to the First Northern Community Bancorp 2016 Stock Incentive Plan to increase the total number of shares authorized for issuance under the plan by 500,000 shares (to 1,310,949 shares of common stock).  The Common Stock Amendment has no effect on the shares of Common Stock authorized for issuance under these compensation programs.

If approved by the shareholders, the Common Stock Amendment will become effective on the date a certificate of amendment to the Amended Articles of Incorporation is filed with the Secretary of State of the State of California, which the Company expects to do promptly after the Annual Meeting.

The Board of Directors reserves the right, notwithstanding shareholder approval of this proposal, and without further action by the shareholders, to delay, or elect not to proceed with, the Common Stock Amendment and abandon the Common Stock Amendment, if, at any time prior to filing the certificate of amendment to the Amended Articles of Incorporation with the California Secretary of State, the Board of Directors determines that it is no longer in the best interests of the Company and its shareholders to proceed with the Common Stock Amendment.  By approving Proposal #2, you grant the Board of Directors discretionary authority to determine whether to delay or abandon the proposed Common Stock Amendment.

Your Board of Directors Recommends a vote “FOR” Approval of the Amendment to Article 4 of the Amended Articles of Incorporation
to Increase the Number of Shares of Common Stock Authorized For Issuance and to Remove the Now-Inoperative Language Authorizing Preferred Stock
in Connection with the Capital Purchase Program.

Proposal 3
Approval of a Non-binding Advisory Proposal on the
Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to obtain a non-binding advisory vote from our shareholders on the compensation of our named executive officers, as disclosed in this Proxy Statement.  This proposal is commonly known as a “Say on Pay” proposal.  We are providing our shareholders at the annual meeting with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executive officers contained in this Proxy Statement.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in the Proxy Statement. Our Board is asking the shareholders to indicate their support for the compensation of our named executive officers as described in the Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

RESOLVED, that the holders of the Company’s common stock approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Company’s 2022 proxy statement in the tabular compensation tables and the related footnotes and narrative.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the views expressed by the shareholders, whether through this vote or otherwise, are important to management and our Board, and accordingly, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions for named executives.

At our 2020 Annual Meeting of Shareholders, we conducted a non-binding shareholder advisory vote on the compensation of our named executive officers.  Our shareholders approved the say-on-pay proposal with 7,651,393 votes for, or 95.27% of the shares represented and voted at the meeting, 147,875 votes against, and 231,872 abstentions.

The Company seeks to provide compensation to its named executive officers that align their interests with those of our shareholders and motivate the named executive officers to focus on the strategic goals that will produce outstanding Company financial performance.  An additional part of the Company’s compensation philosophy is that a significant portion of a named executive officer’s compensation should be at risk and tied to performance.

Your Board of Directors Recommends a vote “FOR” this Non-Binding
Advisory Proposal on the Compensation of our Named Executive Officers.

Proposal 4
Non-Binding Advisory Vote Regarding The Frequency of
Shareholder Voting on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, the Company is seeking a shareholder advisory vote on how often the Company should hold a “Say on Pay” vote. You may specify whether you prefer the vote to occur every year, two years, three years, or may abstain from voting on this proposal.  The Board believes that having a say-on-pay vote once every three years, or triennially, is the best approach for the Company.  The Board carefully reviews changes to the Company’s executive compensation program to maintain the consistency, credibility and effectiveness of the program, which are important in attracting, motivating and retaining our executive officers.  Accordingly, the Board believes that a triennial say-on-pay vote provides an appropriate timeframe to allow the Company sufficient time to:

- seek and thoughtfully respond to stockholder input;

- design, communicate and implement any appropriate changes to our executive compensation program in light of the time that could be involved in making changes, such as stockholder approval of incentive plans or amendments thereto; and

- assess the effectiveness of any changes made and make any adjustments.

Shareholders will have an opportunity to cast an advisory vote on the frequency of the Say on Pay vote at least every six years.

The resolution is as follows:

 “RESOLVED, that the shareholders wish the company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act every:
• year
• two years; or
• three years.
• Abstain from voting.”

When this vote was last taken at the 2017 annual meeting of shareholders, shareholders voted in favor of every three years as the frequency of future advisory shareholder votes on executive compensation, with 3,934,405 votes in favor of every three years, 1,647,854 votes for annually, 182,596 votes for every two years, and 380,723 abstentions.  The Board believes, based on that experience, that shareholders and the Company would be well served by an advisory Say on Pay vote conducted every three years.

Although the vote is non-binding, the Board and the Compensation Committee will consider the vote results in determining the frequency of future Say on Pay votes. The Company will announce its decision on the frequency of Say on Pay votes in a Form 8-K filed with the SEC no later than 150 days after the Annual Meeting. In the future, the Board may change the vote frequency based on the nature of the Company’s compensation programs, input from our shareholders, and the Board’s views on the best way to obtain meaningful shareholder input.

Your Board of Directors Recommends a Vote For “EVERY THREE YEARS” as the Frequency of Future Executive Compensation Votes.

Proposal 5
Ratification of the Appointment of the Company’s Independent
Registered Public Accounting Firm
At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the fiscal year ending December 31, 2023.  Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.
It is anticipated that a representative of Moss Adams LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

Your Board of Directors Recommends a vote “FOR” Ratification of the
Appointment of Moss Adams LLP by the Audit Committee of the
Board of Directors as the Bank’s and the Company’s Independent Registered
Public Accounting Firm for the Fiscal Year Ending December 31, 2023.

Transactions with Related Persons
Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2022 and 2021.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans did not involve more than the normal risk of collectability or present other unfavorable features.
Insider Lending policy
The Board of Directors of the Company has a written insider lending policy that covers all officers, directors and “control persons” who have substantial share ownership or other control over election of directors.  Loans to insiders must be on terms that are substantially the same as those made to non-insiders, as demonstrated by the submission to the loan officer of at least three comparable non-insider loans that are comparable, including with respect to interest rates and collateral.  Extension of credit to insiders must be approved by the Board of Directors and be recommended by the Management Loan Committee and Directors Loan Committee.  Insider loans are also subject to maximum percentage and dollar limits.  The Board of Directors has not adopted a related party transactions policy with regard to transactions other than loans.  Company personnel are expected under the Company’s code of ethics to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining.  Such procedures are consistent with the terms of California corporate law.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis.
Information Available to Shareholders
A copy of First Northern Community Bancorp’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2022, as filed with the Securities and Exchange Commission is included with this mailing.  additional copies will be furnished without charge to Shareholders upon written request to:  Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.THATSMYBANK.COM
First Northern Community Bancorp is required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549.  Certain information is available electronically at the SEC’s internet web site at www.sec.gov.  You can also obtain a copy of the Company’s annual report on Form 10-K, this Proxy Statement and other periodic filings with the SEC through our website at www.thatsmybank.com.  The link to the Company’s SEC filings is on the Investor Relations page of the Company’s website.  No information contained on our website is incorporated by reference into this proxy statement.
Shareholder Proposals
Under the rules of the SEC, if a shareholder wants to include a proposal in the Company’s proxy statement and form of proxy for presentation at the 2024 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 16, 2023.
Under the Company’s Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.
Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company’s principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors and must contain certain information about the director nominee.  The Company’s annual meeting of shareholders is generally held in April or May.  If the Company’s 2024 annual meeting of shareholders that is due to be held May 14, 2024, is held on schedule, the Company must receive notice of any nomination no earlier than March 15, 2024, and no later than April 14, 2024.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.
Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year’s annual meeting, unless the date of the 2023 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 16, 2024, and no later than March 7, 2024.  If the Company does not receive timely notice, the Company’s Bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the Bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.
A copy of the Company’s Bylaws may be obtained upon written request to the Secretary of the Company at the Company’s principal executive offices.

Other Matters

The management of the Company is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments or postponements thereof.  If any other matters should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.
By Order of the Board of Directors

Jeremiah Z. Smith
President and Chief Executive Officer

First Northern Bank
Operations Center
Parking
Beacon
Gas
Station
North First Street
210 Stratford Avenue
HWY 113 SOUTH
Sacramento →
Davis →
← Fairfield
← Vacaville
Stratford Avenue
INTERSTATE 80
Pitt School Road
City of Dixon
North First Street
West A Street

Operations Center Map